JAMES B. CRAVER & ASSOCIATES, LLC
42 MILLER HILL ROAD
P.O. BOX 811
DOVER, MA 02030
Telephone 508-785-0171
Email craverjim@comcast.net

September 20, 2017

Meeder Funds
P.O. Box 7177
6125 Memorial Drive
Dublin, Ohio 43017

Re: Meeder Funds, a Massachusetts Business Trust (the “Trust”)

To the Board of Trustees:

This letter is in response to a request for an updated legal opinion to be filed as an exhibit to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 and the Investment Company Act of 1940.

In preparing this opinion I have examined a copy of the Trust’s Declaration of Trust, as amended; its By-Laws; the record of various actions of its Trustees; and such other documents and matters of law as I deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the shares of the Trust, including the shares relating to any series of the Trust duly formed under the Declaration of Trust and covered by the Registration Statement, when issued in accordance with the applicable then-current prospectus and statement of additional information filed as part of the Registration Statement, will be legally issued, fully paid and non-assessable.

You are hereby permitted to file this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

JAMES B. CRAVER & ASSOCIATES, LLC

James B. Craver

By:	James B. Craver, President